================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                                 Genoptix, Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                    Common Stock, $0.001 Par Value Per Share
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    37243V100
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                                DECEMBER 31, 2007
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

--------------------------------------------------------------------------------

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ]  RULE 13D-1(B)

[ ]  RULE 13D-1(C)

[X]  RULE 13D-1(D)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

===================                                           ==================
CUSIP No. 37243V100                SCHEDULE 13G               Page 2 of 13 Pages
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Alliance Technology Ventures III, LP
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)[_]
                                                                 (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                2,319,627 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  2,319,627 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,319,627 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        14.41%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================

===================                                           ==================
CUSIP No. 37243V100                SCHEDULE 13G               Page 3 of 13 Pages
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        ATV Affiliates Fund, LP
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)[_]
                                                                 (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                2,319,627 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  2,319,627 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,319,627 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        14.41%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================

===================                                           ==================
CUSIP No. 37243V100                SCHEDULE 13G               Page 4 of 13 Pages
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        ATV III Partners, LLC
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)[_]
                                                                 (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                2,319,627 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  2,319,627 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,319,627 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        14.41%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        OO
================================================================================

===================                                           ==================
CUSIP No. 37243V100                SCHEDULE 13G               Page 5 of 13 Pages
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Michael A. Henos
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)[_]
                                                                 (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,319,627 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,319,627 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,319,627 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        14.41%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        IN
================================================================================

===================                                           ==================
CUSIP No. 37243V100                SCHEDULE 13G               Page 6 of 13 Pages
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        J. Connor Seabrook
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)[_]
                                                                 (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,319,627 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,319,627 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,319,627 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        14.41%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        IN
================================================================================

===================                                           ==================
CUSIP No. 37243V100                SCHEDULE 13G               Page 7 of 13 Pages
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Michael R. Slawson
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)[_]
                                                                 (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,319,627 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,319,627 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,319,627 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        14.41%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        IN
================================================================================

===================                                           ==================
CUSIP No. 37243V100                SCHEDULE 13G               Page 8 of 13 Pages
===================                                           ==================

ITEM 1.

         (a) Name of Issuer:

             Genoptix, Inc. (the "Issuer")

         (b) Address of Issuer's Principal Executive Offices:

             3398 Carmel Mountain Road, San Diego, California  92121
ITEM 2.

         (a) Name of Person Filing:

             (1) Alliance Technology Ventures III, L.P. ("ATV");

             (2) ATV III Partners, LLC ("ATV/GP");

             (3) ATV III Affiliates Fund, L.P. ("ATV/AF");

             (4) Michael A. Henos ("Henos");

             (5) J. Connor Seabrook ("Seabrook"); and

             (6) Michael R. Slawson ("Slawson").

             Henos, Seabrook and Slawson are the individual managers of ATV/GP. The entities and persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

         (b) Address of Principal Business Office or, if none, Residence:

             The address of the principal business office of each of ATV, ATV/GP, ATV/AF, Henos, Seabrook and Slawson is 2400 Lakeview Parkway, Suite 675, Alpharetta, GA 30004.

         (c) Citizenship:

             ATV and ATV/AF are limited partnerships organized under the laws of the State of Delaware. ATV/GP is a limited liability company organized under the laws of the State of Delaware. Each of Henos, Seabrook and Slawson is a United States citizen.

         (d) Title of Class of Securities: Common Stock, $0.001 Par Value Per Share

         (e) CUSIP Number: 37243V100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: NOT APPLICABLE

         (a) |_|  Broker or dealer registered under section 15 of the Act
         (b) |_|  Bank as defined in section 3(a)(6) of the Act
         (c) |_|  Insurance company as defined in section 3(a)(19) of the Act
         (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940
         (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1(ii)(E)
         (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)
         (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G)
         (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act
         (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
         (j) |_|  Group, in accordance with ss.240.13d-1(b)-1(ii)(J)

===================                                           ==================
CUSIP No. 37243V100                SCHEDULE 13G               Page 9 of 13 Pages
===================                                           ==================
ITEM 4.  OWNERSHIP

       Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

                  (a) Amount Beneficially Owned:


                      As of December 31, 2007, ATV is the record holder of 2,280,891 shares of Common Stock of the Issuer. As of December 31, 2007 ATV/AF is the record holder of 38,736 shares of Common Stock of the Issuer. By virtue of their relationship as affiliated limited partnerships who have an overlapping individual general partner, each of ATV, ATV/GP and ATV/AF may be deemed to own beneficially 2,319,627 shares of Common Stock of the Issuer (the "Record Shares"). In their capacities as individual managers of ATV/GP, Henos, Seabrook and Slawson may be deemed to own beneficially the Record Shares. Each Reporting Person expressly disclaims beneficial ownership except to the extent of his or its pecuniary interest therein, if any, of any shares of Common Stock, except in the case of (i) ATV for the 2,280,891 shares which it holds of record and (ii) ATV/AF for the 38,736 shares which it holds of record.


                  (b) Percent of Class: 14.41%

                      The foregoing percentage is calculated based on 16,100,860 shares of Common Stock reported to be outstanding as of January 31, 2008 in the Issuer's Annual Report filed on Form 10-K.

                  (c) Number of shares as to which such person has:

                      (i) Sole power to vote or to direct the vote: 2,319,627 shares

                      (ii)  Shared power to vote or to direct the vote: 0 shares

                      (iii) Sole power to dispose or to direct the disposition
                            of: 2,319,627 shares

                      (iv) Shared power to dispose or to direct the disposition of: 0 shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|. N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A. The Reporting Persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(j).

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

===================                                          ===================
CUSIP No. 37243V100                SCHEDULE 13G              Page 10 of 13 Pages
===================                                          ===================

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

===================                                          ===================
CUSIP No. 37243V100                SCHEDULE 13G              Page 11 of 13 Pages
===================                                          ===================

                                    SIGNATURE
                                    ---------

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Date:   February 14, 2008

ALLIANCE TECHNOLOGY VENTURES III, L.P.

     By:  ATV III PARTNERS, LLC

     By:  /s/ Michael A. Henos
         ---------------------------------
         Michael A. Henos
         Manager

ATV III AFFILIATES FUND, L.P.

     By:  ATV III PARTNERS, LLC

     By:  /s/ Michael A. Henos
         ---------------------------------
         Michael A. Henos
         Manager

ATV III PARTNERS, LLC

     By:  ATV III PARTNERS, LLC

     By:  /s/ Michael A. Henos
         ---------------------------------
         Michael A. Henos
         Manager


               *
------------------------------------
     MICHAEL R. SLAWSON

               *
------------------------------------
     J. CONNOR SEABROOK

               *
------------------------------------
     MICHAEL A. HENOS


* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to the Power of Attorney attached hereto as Exhibit 2 which has been previously filed with the Securities and Exchange Commission and is hereby incorporated herein by reference.


 /s/ Michael A. Henos
------------------------------------
Michael A. Henos
Individually and as Attorney-in-Fact

===================                                          ===================
CUSIP No. 37243V100                SCHEDULE 13G              Page 12 of 13 Pages
===================                                          ===================

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Genoptix, Inc.

         EXECUTED this 14th day of February, 2008.

ALLIANCE TECHNOLOGY VENTURES III, L.P.

     By:  ATV III PARTNERS, LLC

     By:  /s/ Michael A. Henos
         ---------------------------------
         Michael A. Henos
         Manager

ATV III AFFILIATES FUND, L.P.

     By:  ATV III PARTNERS, LLC

     By:  /s/ Michael A. Henos
         ---------------------------------
         Michael A. Henos
         Manager

ATV III PARTNERS, LLC

     By:  ATV III PARTNERS, LLC

     By:  /s/ Michael A. Henos
         ---------------------------------
         Michael A. Henos
         Manager


               *
------------------------------------
     MICHAEL R. SLAWSON

               *
------------------------------------
     J. CONNOR SEABROOK

               *
------------------------------------
     MICHAEL A. HENOS


* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to the Power of Attorney attached hereto as Exhibit 2 which has been previously filed with the Securities and Exchange Commission and is hereby incorporated herein by reference.


 /s/ Michael A. Henos
------------------------------------
Michael A. Henos
Individually and as Attorney-in-Fact

===================                                          ===================
CUSIP No. 37243V100                SCHEDULE 13G              Page 13 of 13 Pages
===================                                          ===================

                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael A. Henos with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of June, 2004.


                                          /s/ Michael R. Slawson
                                       -----------------------------------------
                                       Michael R. Slawson



                                          /s/ William L. Lyman
                                       -----------------------------------------
                                       William L. Lyman



                                          /s/ J. Connor Seabrook
                                       -----------------------------------------
                                       J. Connor Seabrook